SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

[ X ] Filed by the registrant

[   ] Filed by a party other than the registrant


Check the appropriate box:

[ X ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))

[  ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                            SIRCO INTERNATIONAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            SIRCO INTERNATIONAL CORP.
                             24 Richmond Hill Avenue
                           Stamford, Connecticut 06901




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




                                                                    May 11, 1998



To the Shareholders of Sirco International Corp.:

         Notice is hereby given that the Annual Meeting of Shareholders of Sirco International Corp., a New York corporation (the "Company"), will be held at the Company's offices located at 366 Fifth Avenue, Suite 205, New York, New York 10001, on Thursday, June 11, 1998 at 10:00 A.M., local time, for the following purposes:

         1. To elect six (6) directors to the Board of Directors for the ensuing year;

         2. To amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 shares to 20,000,000 shares; and

         3. To consider and act upon such other business as may properly come before the meeting.

         Only shareholders of record at the close of business on May 4, 1998 will be entitled to vote at the Annual Meeting.

         Whether or not you expect to attend the Annual Meeting, please mark, sign and promptly return the enclosed proxy in the postpaid envelope provided. If you receive more than one proxy because your shares are registered in different names or addresses, each such proxy should be signed and returned so that all your shares will be represented at the meeting.


                                                      Sincerely,

                                                      /s/Joel Dupre
                                                      -------------
                                                      JOEL DUPRE
                                                      Chairman of the Board and
                                                      Chief Executive Officer

                            SIRCO INTERNATIONAL CORP.
                             24 Richmond Hill Avenue
                           Stamford, Connecticut 06901




                                 PROXY STATEMENT


         This Proxy Statement is furnished to shareholders of Sirco International Corp., a New York corporation (the "Company"), in connection with the solicitation, by order of the Board of Directors of the Company, of proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, June 11, 1998 at 10:00 A.M., New York City time, at the Company's offices located at 366 Fifth Avenue, Suite 205, New York, New York 10001 and at any adjournment or adjournments thereof (the "Annual Meeting"). The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. This Proxy Statement and the enclosed proxy card were first mailed to shareholders of the Company on or about May 11, 1998, accompanied by the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1997, and the Company incorporates the contents of such report herein by reference thereto.

         At the Annual Meeting, the following matters will be considered and voted upon:

         (1) Election of six (6) directors to hold office until the 1999 Annual Meeting of Shareholders or until their successors shall have been duly elected and qualified;

         (2) Approval and adoption of a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.10 per share (the "Common Stock"), from 10,000,000 shares to 20,000,000 shares; and

         (3)   Such  other  business  as may  properly  come  before  the Annual
               Meeting.

Voting and Revocation of Proxies; Adjournment

         All of the voting securities of the Company represented by valid proxies, unless the shareholder otherwise specifies therein or unless revoked, will be voted FOR the election of the persons nominated as directors, FOR the other proposal set forth herein, and at the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting. The Board of Directors does not know of any matters to be considered at the Annual Meeting other than the election of directors and the other proposal set forth above.

         If a shareholder has appropriately specified how a proxy is to be voted, it will be voted accordingly. Any shareholder has the power to revoke such shareholder's proxy at any time before it is voted. A proxy may be revoked by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy executed by the person executing the prior proxy and presented to the Annual Meeting, or by voting in person at the Annual Meeting.

         A plurality of the votes cast at the Annual Meeting by the shareholders entitled to vote in the election is required to elect the director nominees, the approval of the holders of a majority of the outstanding shares of Common Stock is required to approve the proposed amendment to the Company's Certificate of Incorporation and a majority of the votes cast by the shareholders entitled to vote at the meeting is required to take any other action. In the event that sufficient votes in favor of any of the matters to come before the meeting are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting. The persons named as proxies will vote in favor of any such proposed adjournment or adjournments.

Solicitation

         The solicitation of proxies pursuant to this Proxy Statement will be primarily by mail. In addition, certain directors, officers or other employees of the Company may solicit proxies by telephone, telegraph, mail or personal interviews, and arrangements may be made with banks, brokerage firms and others to forward solicitation material to the beneficial owners of shares held by them of record. No additional compensation will be paid to directors, officers or other employees of the Company for such services. The total cost of any such solicitation will be borne by the Company and will include reimbursement of brokerage firms and other nominees.

Quorum and Voting Rights

         The Board of Directors of the Company has fixed Monday, May 4, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Holders of record of shares of Common Stock at the close of business on the Record Date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding voting securities entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

Common Stock Owned by Directors, Officers and Other Beneficial Owners

         The following table sets forth, as of May 1, 1998, the names, addresses and number of shares of Common Stock beneficially owned by all persons known to the management of the Company to be beneficial owners of more than 5% of the outstanding shares of Common Stock, and the names and number of shares beneficially owned by all directors of the Company and all executive officers and directors of the Company as a group (except as indicated, each beneficial owner listed exercises sole voting power and sole dispositive power over the shares beneficially owned):

                                                                   Shares Beneficially    Percent of Outstanding
Name and Address                                                          Owned                 Common Stock
----------------                                                          -----                 ------------
Joel Dupre(1)                                                          1,486,000                    30.0%
c/o Sirco International Corp.
24 Richmond Hill Avenue
Stamford, Connecticut 06901

CLEC Holding Corp.                                                       350,000                     7.1%
4205 Vineland Road
Suite L-15
Orlando, Florida  32811

Pacific Million Enterprise Ltd.(2)(3)                                    266,666                     5.4%
The Gateway, Tower 2, Suite 1807
25 Canton Road
Tsimshatsui, Kowloon, Hong Kong

Joseph Takada(2)(3)                                                      266,666                     5.4%
c/o Pacific Million Enterprise Ltd.
The Gateway, Tower 2, Suite 1807
25 Canton Road
Tsimshatsui, Kowloon, Hong Kong

Cheng-Sen Wang(2)                                                        177,778                     3.6%
c/o Kao-Lien International Co., Ltd.
404 Jen-Air Road
6th Floor, Section 4
Taipei, Taiwan R.O.C.

Albert H. Cheng(2)(4)                                                     88,888                     1.8%
c/o Constellation Enterprises Co., Ltd.
199 Chung Ching North Road
11th Floor, Section 3
Taipei, Taiwan R.O.C.

Paul Riss(5)                                                              75,000                     1.5%

Eric M. Hellige(6)                                                        25,000                       *

Barrie Sommerfield (7)                                                    20,200                       *

Richard Pyles                                                             20,000                       *

Eric Smith                                                                20,000                       *


All directors and executive
officers of the Company as a
group (six individuals)                                                1,646,200                     33.3%
------------------

* less than 1%.

(1) Includes 120,000 shares of Common Stock subject to options which are presently exercisable and 533,332 shares for which Mr. Dupre has the right to exercise sole voting control pursuant to a Voting Agreement dated as of May 1, 1995 (the "Voting Agreement") under which Pacific, Mr. Wang and Mr. Cheng granted Mr. Dupre the right to exercise sole voting control with respect to 266,666, 117,778 and 88,888 shares, respectively, held of record by them. Includes 25,000 shares for which Mr. Dupre has granted to Mr. Hellige a stock purchase option.

(2) As a result of the Voting Agreement, Mr. Dupre, Pacific (together with Mr. Takada -- see Note 3), Mr. Wang and Mr. Cheng may be deemed to be a "group" within the meaning of Section 13d-3 of the Securities Exchange Act of 1934, and, therefore, deemed to beneficially own an aggregate of 1,486,000 shares of Common Stock.

(3) Pacific has granted to Mr. Dupre an option to purchase all of the 266,666 shares it owns of record. By virtue of his ownership of 95% of the issued and outstanding shares of common stock of Pacific, Joseph Takada may be deemed to be the beneficial owner of all the shares of Common Stock beneficially owned by Pacific.

(4) Mr. Cheng has granted to Mr. Dupre an option to purchase all of the 88,888 shares he owns of record.

(5) Includes 70,000 shares of Common Stock subject to options that are presently exercisable.

(6) Consists of 25,000 shares of Common Stock subject to an option granted by Mr. Dupre that is presently exercisable.

(7) Consists of 20,000 shares of Common Stock subject to options that are presently exercisable.



                      ELECTION OF DIRECTORS (Proxy Item 1)


         The Amended and Restated Bylaws of the Company provide that the number of directors of the Company shall be at least three, except that where all the shares are owned beneficially and of record by fewer than three shareholders, the number of directors may be less than three but not less than the number of shareholders. Subject to the foregoing limitation, such number may be fixed from time to time by action of the Board of Directors or of the shareholders, or, if the number of directors is not so fixed, the number shall be five. In April 1998, the Board of Directors fixed the number of directors at six. The term of office of the directors is one year, expiring on the date of the next annual meeting, or when their respective successors shall have been elected and shall qualify, or upon their prior death, resignation or removal.

         Except where the authority to do so has been withheld, it is intended that the persons named in the enclosed proxy will vote for the election of the nominees to the Board of Directors listed below to serve until the date of the next annual meeting and until their successors are duly elected and qualified. Although the directors of the Company have no reason to believe that the nominees will be unable or decline to serve, in the event that such a contingency should arise, the accompanying proxy will be voted for a substitute (or substitutes) designated by the Board of Directors.

         The following table sets forth certain information regarding the director nominees, all of whom currently serve as directors of the Company, with the exception of Mr. Scalice.

                                  Principal Occupation for Past Five Years and
Name                     Age      Current Public Directorships or Trusteeships
----                     ---      --------------------------------------------
Joel Dupre               44       Director since 1990; Chairman of the Board and Chief Executive Officer of the
                                  Company since March 1995; Executive Vice President from November 1992 to March
                                  1995 and a Vice President from 1989 to 1992.


Eric M. Hellige          43       Director since 1995 and Secretary of the Company; Partner for more than five years of Pryor Cashman Sherman & Flynn LLP, counsel to the Company.

Paul H. Riss             42       Director since 1995 and Chief Financial Officer and Treasurer of the Company
                                  since November 1996; Chief Financial Officer of Sequins International Inc., a
                                  manufacturer of sequined fabrics and trimmings, from June 1992 to November 1996.

Anthony M. Scalice       60       Vice President of the Company, and President and Chief Executive Officer of Essex
                                  Communications, Inc., a wholly-owned subsidiary of the Company, since February
                                  1998; President of Pinnacle Telephone Consultants, Inc., a telecommunications consulting firm specializing in the private payphone industry, from June 1997 to
                                  February 1998; President of Crescent Public Communications, Inc., a private payphone sales and servicing company, from May 1995 to May 1997; Owner and
                                  President of Pinnacle Telecommunications Consultants, Inc., a telecommunications consulting firm specializing in the private payphone industry from July 1991 to
                                  May 1995; Director of the Independent Payphone Association of New York (IPANY), a
                                  non-profit payphone association, from June 1996 to the present.

Eric Smith               53       Director since 1988; Vice President - General Manager of West Coast Distribution
                                  Center of the Company since 1983.

Barrie Sommerfield       68       Director  since  1997;  Vice Chairman of Gore, Sommerfield, Ditnes International,
                                  Inc.,  a consultant for trademark licenses, for more than five years.

Board Meetings and Committees; Management Matters

         The Board of Directors held seven meetings during the fiscal year ended November 30, 1997. Each director attended at least 75% of the Board and Committee meetings of which he was a member during such time as he served as a director. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of New York. No fees are paid to directors for attendance at meetings of the Board.

         The Board of Directors has a Stock Option Committee, which met one time during the fiscal year ended November 30, 1997 and currently consists of Eric M. Hellige and Barrie Sommerfield. The Stock Option Committee has exclusive authority to grant options to the Company's executive officers under the 1995 Stock Option Plan. In October 1997, the Board of Directors established an Audit Committee, which did not meet during the fiscal year ended November 30, 1997. The Audit Committee currently consists of Eric M. Hellige, Paul H. Riss and Barrie Sommerfield. The Board of Directors does not have standing nominating or compensation committees or, except in the case of the grant of stock options by the Stock Option Committee, any committee performing similar functions.

         The Directors recommend a vote FOR the election of each of the director nominees.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

         The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to the chief executive officer ("CEO") of the Company (Mr. Joel Dupre, the Chairman of the Board and Chief Executive Officer of the Company since March 20, 1995; Mr. Yutaka Yamaguchi, the Chairman of the Board and Chief Executive Officer of the Company prior to March 20, 1995) and all other executive officers of the Company who received more than $100,000 in compensation during fiscal 1997 (collectively referred to as the "Named Executives"):

                                               SUMMARY COMPENSATION TABLE

                                                                                                     Long-Term
                                       Annual Compensation                                      Compensation Awards
                                      --------------------------                              -------------------------
                                                                        Other Annual
Name and                                                                Compensation          Options        All Other
Principal Position           Year      Salary($)        Bonus($)             ($)               (#)(5)      Compensation
------------------           ----      ---------        --------             ---               ------      ------------
Joel Dupre (1)               1997       $240,000           None             None               80,000          None
   Chairman of the           1996        216,667           None             None               80,000          None
   Board and Chief           1995        170,000           None             None                None           None
   Executive Officer

Yutaka Yamaguchi (2)         1997         None             None             None                None           None
   Former Chairman of        1996         None             None             None                None           None
   the Board and Chief       1995         None             None             None                None           None
   Executive Officer

Richard Pyles (3)            1997        100,000           None             None                5,000          None
   Senior Vice President     1996         98,341         $6,000             None              135,000          None
                             1995         95,025           None             None               20,000          None

Paul H. Riss (4)             1997        125,000           None             None               20,000          None
    Chief Financial Officer  1996         12,354           None             None               70,000          None
                             1995         None             None             None                None           None

--------------
(1) Mr. Dupre held the title of Executive Vice President of the Company during the fiscal year ended November 30, 1994. In March 1995, Mr. Dupre was elected Chairman of the Board and Chief Executive Officer of the Company.

(2) Mr. Yamaguchi resigned as an officer and director of the Company effective January 1, 1995.

(3) Mr. Pyles was elected Senior Vice President in November 1996. At all other times, Mr. Pyles served as Vice President - Marketing and Sales of the Company.

(4)  Mr. Riss has been Chief  Financial  Officer of the Company  since  November
     1996.

(5)  Options  have been  adjusted  to reflect a  two-for-one  stock split in May
     1997.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth individual grants of stock options and stock appreciation rights ("SARs") made by the Company during fiscal 1997 to each of the Named Executives.

                                                 Percent                                    Potential Realizable
                                                 Of Total                                       Value at Assumed
                               Number of       Options/SARs                                  Annual Rates of Stock
                              Securities        Granted to                                     Price Appreciation
                              Underlying        Employees       Exercise or                   For Option Term (3)
                             Options/SARs       in Fiscal        Base Price    Expiration
           Name               Granted(1)         Year(2)         ($/Share)         Date        5% ($)      10% ($)
           ----               ----------         -------         ---------         ----        ------      -------
Joel Dupre                     80,000(4)          57.1%            $2.13         02/24/02      $47,078     $104,031

Yutaka Yamaguchi                  --                --                --               --           --           --

Richard Pyles                   5,000(4)           3.6              1.94         02/24/02        2,700        5,900

Paul H. Riss                   20,000(4)          14.3              1.94         02/24/02       10,800       23,600

All Other Employees            35,000(4)          25.0              1.94         02/24/02       21,600       47,200

------------------

(1) Options have been adjusted to reflect a two-for-one stock split in May 1997. No SARs were granted by the Company in fiscal 1997.

(2) In fiscal 1997, the Company granted options to purchase an aggregate of 140,000 shares of Common Stock to six employees.

(3) The amounts shown in these two columns represent the potential realizable values using the options granted and the exercise price. The assumed rates of stock price appreciation are set by the Commission's executive compensation disclosure rules and are not intended to forecast the future appreciation of the Company's Common Stock.

(4) Options became exercisable on the first anniversary date of the option grant date of February 24, 1997.

Stock Option Exercises

The following table contains information relating to the exercise of the Company's stock options by the Named Executives in fiscal 1997, as well as the number and value of their unexercised options as of November 30, 1997.

                                  Aggregated Option Exercises in Last Fiscal Year
                                         and Fiscal Year-End Option Values

                                                       Number of Securities
                                                      Underlying Unexercised            Value of Unexercised
                           Shares                           Options at                  In-the-Money Options
                         Acquired on      Value        Fiscal Year-End(#)(1)          at Fiscal Year End($)(2)
Name                     Exercise(#)    Realized($)  Exercisable  Unexercisable     Exercisable    Unexercisable
----                     -----------    -----------  -----------  -------------     -----------    -------------
Joel Dupre                    --           --          20,000        140,000          $37,500         $217,500

Yutaka Yamaguchi              --           --              --             --               --               --

Richard Pyles              20,000       $46,666        15,000          5,000           28,125            6,563

Paul H. Riss                5,000        25,000        50,000         55,000           97,188           89,688

-----------------

(1) The sum of the numbers under the Exercisable and Unexercisable column of this heading represents each Named Executive's total outstanding options to purchase shares of Common Stock.

(2) The dollar amounts shown under the Exercisable and Unexercisable columns of the heading represent the number of exercisable and unexercisable Company options, respectively, which were "In-the-Money" on November 30, 1997, multiplied by the difference between the closing price of the Common Stock on November 30, 1997, which was $3.25 per share, and the exercise price of the Company options. For purposes of these calculations, In-the-Money options are those with an exercise price below $3.25 per share.

Board of Directors Compensation

         The Company does not currently compensate directors for service on the Board of Directors.

Employee Retirement Plan

         In June 1995, the Board of Directors of the Company determined to discontinue benefit accruals under the Company's tax qualified Employee Retirement Plan (the "Retirement Plan"). Pursuant to action taken by the Board of Directors at such time, benefits ceased to accrue for all active participants under the Retirement Plan on June 30, 1995. The Retirement Plan is administered by the Board of Directors.

         Each of the Company's United States-based employees was eligible to participate in the Retirement Plan. However, effective as of July 1, 1995 and in connection with the Board's action, the Retirement Plan was amended to provide that no additional eligible employees may participate in the Retirement Plan and accrue benefits thereunder. The following table discloses estimated annual benefits payable upon retirement in specified compensation and years of service classification.

                                           Projected Benefit at Retirement

                                                   Years of Service
-------------------------------------------------------------------------------------------------------------
                                15              20                25                  30               35
-------------------------------------------------------------------------------------------------------------
           Salary(1)
         $  20,000          $  3,750         $ 5,000           $ 6,250            $  7,500        $   8,750
            25,000             4,625           6,250             7,313               9,375           10,938
            30,000             5,625           7,500             9,375              11,250           13,125
            35,000             6,563           8,750            10,938              13,125           15,313
            40,000             7,500          10,000            12,500              15,000           17,500
            50,000             9,980          12,604            15,625              18,750           21,875
            75,000            17,105          22,104            26,948              31,986           37,249
           100,000            24,730          31,604            38,873              46,236           53,874
           125,000            31,355          41,104            50,698              60,406           70,499
           150,000(2)         38,480          50,004            62,573              74,736           87,124
           175,000            45,605          60,104            74,448              88,986          103,749
           200,000            52,730          69,604            86,323             103,236          120,374(3)

-----------------

(1) The annual benefits shown in the Table are integrated with Social Security benefits and there are no other offsets to benefits.

(2) In general, Section 401(a)(17) of the Internal Revenue Code provides that for 1994, compensation used for computing benefits under a tax-qualified employee pension plan cannot exceed $150,000 (as adjusted).

(3) Under current law, the maximum annual benefit payable under the Retirement Plan cannot exceed $120,000 (as adjusted).

         The Retirement Plan is funded by the Company on an actuarial basis, and the Company contributes annually the minimum amount required to cover the normal cost for current service and to fund supplemental costs, if any, from the date each supplemental cost was incurred. Contributions were intended to provide for benefits attributed to service to date, and also for those expected to vest in the future. Based on the assumptions used in the actuarial valuation, the Retirement Plan is fully funded.

         The estimated credited years of service for each of the executive officers named in the Summary Compensation Table is as follows: Joel Dupre (12 years), Yutaka Yamaguchi (none), Richard Pyles (3 years) and Paul H. Riss
(none). The frozen accrued monthly benefit for Mr. Dupre and Mr. Pyles is $1,678 and $239, respectively. $150,000 of Mr. Dupre's compensation shown in the Summary Compensation Table was used to compute his projected benefit under the Retirement Plan.

         Benefits are computed on the basis of a straight-life annuity. Benefits under the Retirement Plan are integrated with Social Security benefits.

         The Retirement Plan will continue to comply with the applicable sections of the Internal Revenue Code, the Employee Retirement Income Security Act, and applicable Internal Revenue Services rules and regulations. In accordance with the terms of the Retirement Plan, distributions will continue to be made to retired and terminated employees who are participants in the Retirement Plan.

Comparison of Five-Year Cumulative Total Return

         The graph set forth below compares the cumulative total shareholder return on the Common Stock for the period commencing December 1, 1992 and ending November 30, 1997 against the cumulative total return on the NASDAQ Stock Market Index and a peer group comprised of those public companies whose business activities fall within the same standard industrial classification code as the Company and whose stock has been publicly traded for at least five years. This graph assumes a $100 investment in the Common Stock and in each index on December 1, 1992 and that all dividends paid by companies included in each index were reinvested.


                 [GRAPHIC-GRAPH PLOTTED TO POINTS LISTED BELOW]



                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

                                        FISCAL YEAR ENDING
                         -------------------------------------------------
COMPANY                  1992    1993     1994     1995     1996     1997

SIRCO INTERNAT CORP      100    118.18   113.64    81.82   131.82   236.36
INDUSTRY INDEX           100    114.38   112.45   176.03   196.50   143.38
BROAD MARKET             100    119.03   128.19   162.53   201.65   250.48


Report on Executive Compensation

         The Board of Directors determines the compensation of the CEO and sets policies for and reviews with the CEO the compensation awarded to the other principal executives. The Company's executive officers consist of the CEO, Eric Smith, Paul H. Riss and Richard Pyles.

         Salaries. Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industry. Several of such companies are in the Company's Peer Group as described above under "-- Comparison of Five-Year Cumulative Total Return." The Company believes that its salaries are below average as compared to its competitors. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, particularly with respect to the ability to manage growth of the Company, the length of the executive's service to the Company and any increased responsibilities assumed by the executive.

         Compensation of Chief Executive Officer. The CEO is a principal shareholder of the Company and beneficially owns and controls approximately 30.0% of the outstanding shares of Common Stock of the Company. See "Common Stock Owned by Directors, Officers and Other Beneficial Owners." The Board believes he is substantially motivated, both by reason of his stock ownership and his commitment to the Company, to act on behalf of all shareholders to optimize overall corporate performance. Accordingly, the Board has not considered it necessary to specifically relate the CEO's compensation to corporate performance.

Board  of  Directors  Interlocks  and  Insider   Participation  in  Compensation
Decisions

         The following former and present members of the Board of Directors were officers of the Company or a subsidiary of the Company during the fiscal year ended November 30, 1997: Joel Dupre, Eric Smith, Eric M. Hellige and Paul H. Riss. Such members participated in deliberations of the Company's Board of Directors concerning executive officer compensation during the fiscal year ended November 30, 1997.

Certain Relationships and Related Transactions

         Mr. Joseph Takada, the beneficial owner of approximately 5.4% of the outstanding shares of Common Stock, is the Managing Director of Ideal Pacific Ltd. ("Ideal"), the Company's manufacturing agent in Hong Kong. During the fiscal year ended November 30, 1997, the Company paid aggregate commissions of approximately $40,000 to Ideal. Mr. Cheng-Sen Wang, the beneficial owner of approximately 3.6% of the outstanding shares of Common Stock, is the Managing Director of Kao-Lien Industrial Co., Ltd. ("Kao-Lien"), the Company's manufacturing agent in Taiwan. During the fiscal year ended November 30, 1997, the Company paid aggregate commissions of approximately $168,000 to Kao-Lien. Mr. Albert Cheng, the beneficial owner of 1.8% of the outstanding shares of Common Stock, is the President of Constellation Enterprise Co., Ltd. ("Constellation"). During the fiscal year ended November 30, 1997, the Company purchased approximately $891,000 of luggage and backpack products from Constellation.

         At  November   30,  1997,   the  Company   owed  Ideal,   Kao-Lien  and
Constellation approximately $305,000, $141,000 and $528,000, respectively.

         Paul H. Riss, a director and the Chief Financial Officer of the Company, is a member of the Board of Directors of CLEC Holding Corp. ("CHC"), an affiliate of the Company that owns 95% of the capital stock of The Other Phone Company, Inc., an integrated telecommunications provider based in Florida. Mr. Riss owns options to purchase 100,000 shares of common stock of CHC. The Company's Chairman and Chief Executive Officer, Joel Dupre, owns 306,000 shares of common stock of CHC, or approximately 2.7% of the outstanding shares, and owns options to purchase an additional 150,000 shares.

         Eric M. Hellige, a director of the Company, is a member of Pryor Cashman Sherman & Flynn LLP, counsel to the Company ("Pryor Cashman"). Fees paid by the Company to Pryor Cashman for legal services rendered during the fiscal year ended November 30, 1997 did not exceed 5% of such firm's or the Company's revenues. Mr. Hellige owns 25,000 shares of common stock of CHC, an affiliate of the Company.

         Barrie Sommerfield, a director of the Company, is the Vice Chairman of Gore, Sommerfield, Ditnes International, Inc. ("Gore, Sommerfield"), a firm that provides consulting services to the Company with regard to the licensing of trademarked names. The Company paid fees to Gore, Sommerfield in fiscal 1997 of approximately $4,000.

         The Company believes that all purchases from or transactions with affiliated parties were on terms and at prices substantially similar to those available from unaffiliated third parties.


                         PROPOSAL TO INCREASE AUTHORIZED
                             SHARES OF COMMON STOCK
                                 (Proxy Item 2)

Proposed Amendment

         The Company's Board of Directors has proposed an amendment to Article FOURTH of the Company's Certificate of Incorporation. This amendment would increase the Company's authorized Common Stock from 10,000,000 shares to 20,000,000 shares. On May 1, 1998, 4,950,400 shares of the Company's Common Stock were outstanding and an aggregate of 858,500 shares of Common Stock were reserved for issuance under the Company's 1995 Stock Option Plan and the Company's 1996 Restricted Stock Award Plan. Approval of the proposed increase would give the Company approximately 14,200,000 shares of Common Stock for future issuance.

         The Company also has 1,000,000 authorized shares of preferred stock, par value $.10 per share (the "Preferred Stock"), none of which was outstanding at May 1, 1998. No increase in the authorized number of shares of Preferred Stock is requested.

         The Company has no specific plans for the issuance of additional shares of Common Stock. However, the Board of Directors believes that the proposed increase is desirable so that, as the need may arise, the Company will have more financial flexibility and be able to issue additional shares of Common Stock without the expense and delay associated with a special shareholders' meeting, except where shareholder approval is required by applicable law or stock exchange regulations. The additional shares of Common Stock might be used, for example, in connection with an expansion of the Company's business through investments or acquisitions, sold in a financing transaction or issued under an employee stock option, savings or other benefit plan or in a stock split or dividend to shareholders. The Board does not intend to issue any shares except on terms that it considers to be in the best interests of the Company and its shareholders.

         The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock. If and when issued, these shares would have the same rights and privileges as the shares of Common Stock presently outstanding. No holder of Common Stock has any preemptive rights to acquire additional shares of the Common Stock.

         The issuance of additional shares could reduce existing shareholders' percentage ownership and voting power in the Company and, depending on the transaction in which they are issued, could affect the per share book value or other per share financial measures.

         Although the proposed amendment is not intended to be an anti-takeover measure, shareholders should note that, under certain circumstances, the additional shares of Common Stock could be used to make any attempt to gain control of the Company or the Board of Directors more difficult or time-consuming. Any of the additional shares of Common Stock could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. It is possible that such shares could be sold with or without an option, on the part of the Company, to repurchase such shares, or on the part of the purchaser, to put such shares to the Company.

         The amendment to increase the authorized Common Stock might be considered to have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of the Company's capital stock, to acquire control of the Company, since the issuance of the additional shares of Common Stock could be used to dilute the stock ownership of a person or entity seeking to obtain control and to increase the cost to a person or entity seeking to acquire a majority of the voting power of the Company. If so used, the effect of the additional authorized shares of Common Stock might be (i) to deprive shareholders of an opportunity to sell their stock at a temporarily higher price as a result of a tender offer or the purchase of shares by a person or entity seeking to obtain control of the Company or (ii) to assist incumbent management in retaining its present position.


Text of Proposed Amendment

         The first paragraph of Article FOURTH of the Company's Certificate of Incorporation is proposed to be amended to read as follows:

                           "FOURTH:  A. Authorized  Shares.  The total number of
                  shares of all classes of stock which the Company shall have the authority to issue is twenty-one million (21,000,000), of which twenty million (20,000,000) shall be common stock, par value $.10 per share, and one million (1,000,000) shall be preferred stock, par value $.10 per share."

Vote Required for Approval

         For this amendment to be approved, a majority of the holders of all outstanding shares entitled to vote must vote for approval.

         The Company's Board of Directors recommends that the shareholders vote FOR adoption of the proposed amendment to the Company's Certificate of Incorporation.



                         INDEPENDENT PUBLIC ACCOUNTANTS

         Nussbaum Yates & Wolpow, P.C. ("Nussbaum"), served as the Company's independent public accountants for the fiscal year ended November 30, 1997. A representative of Nussbaum is expected to attend the Annual Meeting, and such representative will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions from shareholders.

                              SHAREHOLDER PROPOSALS

         Proposals of shareholders intended for presentation at the 1999 Annual Meeting of Shareholders and intended to be included in the Company's Proxy Statement and form of proxy relating to that meeting must be received at the offices of the Company by January 11, 1999.


                                 OTHER BUSINESS

         Other than as described above, the Board of Directors knows of no matters to be presented at the Annual Meeting, but it is intended that the persons named in the proxy will vote your shares according to their best judgment if any matters not included in this Proxy Statement do properly come before the meeting or any adjournment thereof.


                                  ANNUAL REPORT

         The Company's Annual Report on Form 10-K for the year ended November 30, 1997, including financial statements, is being mailed herewith. If, for any reason you do not receive your copy of the Report, please contact Mr. Paul H. Riss, Chief Financial Officer, Sirco International Corp., 24 Richmond Hill Avenue, Stamford, Connecticut 06901, and another will be sent to you.



                                             By Order of the Board of Directors,


                                             /S/JOEL DUPRE
                                             -------------
                                             JOEL DUPRE,
                                             Chairman of the Board and
                                             Chief Executive Officer



Dated:   May 11, 1998
         Stamford, Connecticut

                                 REVOCABLE PROXY
                            SIRCO INTERNATIONAL CORP.

    [ X ]    PLEASE MARK VOTES AS IN THIS EXAMPLE


                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

   The undersigned hereby appoint(s) Joel Dupre and Paul H. Riss, or any of them, lawful attorneys and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Shareholders of Sirco International Corp. to be held at 366 Fifth Avenue, New York, New York on Thursday, June 11, 1998 at 10:00 a.m., local time, and any adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present and to vote the number of votes the undersigned would be entitled to vote if personally present.

  The Board of Directors recommends a vote "FOR" the proposals set forth below.

   PROPOSAL 1. The Election of Directors:

 Joel Dupre, Eric M. Hellige, Eric Smith, Paul H. Riss, Anthony M. Scalice, Eric Smith and Barrie Sommerfield.

         [   ] FOR        [   ] WITHHOLD             [   ] FOR ALL EXCEPT

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------



   PROPOSAL 2. Proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 20,000,000 shares.

         [   ] FOR            [   ] AGAINST           [   ] ABSTAIN

   In  accordance  with  their  discretion,   said  Attorneys  and  Proxies  are
authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting.

   This proxy when properly executed will be voted in the manner described herein by the undersigned shareholder. If no direction is made, this proxy will be voted for each of the Proposals set forth herein. Any prior proxy is hereby revoked.

                         Please be sure to sign and date
                          this Proxy in the box below.

                    ----------------------------------------
                                      Date

                    ----------------------------------------
                             Shareholder sign above

                    ----------------------------------------
                          Co-holder (if any) sign above


    Detach above card, sign, date and mail in postage paid envelope provided.

                            SIRCO INTERNATIONAL CORP.

  Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by authorized person.


                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY